UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2004

Arch Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14248	31-1358569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Park Drive, Suite 250
Westborough, MA 01581
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 870-6700

Item 5. Other events
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1 AGREEMENT AND PLAN OF MERGER
EX-99.1 PRESS RELEASE

Item 5.  Other events

On March 29, 2004, Arch Wireless, Inc. (“Arch”) and Metrocall Holdings, Inc. (“Metrocall”) announced the execution of a definitive merger agreement (the “Merger Agreement”). Under the terms of the Merger Agreement, a new holding company will be formed to own both Metrocall and Arch. The merged company will carry a new brand name, to be determined by its board. In the aggregate, Metrocall common stockholders will receive $150 million in cash pursuant to a cash election and 27.5% of the shares of the new holding company’s common stock. Under the cash election, Metrocall shareholders will be entitled to elect to receive cash in the amount $75.00 per Metrocall share for up to 2 million of the total Metrocall shares. The remaining approximately four million fully diluted Metrocall shares would be converted into approximately 7.561 million shares of the common stock of the new holding company at an exchange ratio of approximately 1.876 new holding company shares for each Metrocall share. To the extent that cash elections are made in respect of a number greater than or less than 2 million shares, the merger consideration would be adjusted on a pro rata basis so that 2 million of Metrocall’s outstanding shares are exchanged for cash.

Arch shareholders will receive one share of the new holding company common stock for each share of Arch common stock they own. On a fully diluted basis, there are approximately 19.934 million shares of Arch common stock outstanding.

The parties intend that the merger qualify as a tax-free reorganization to the extent that shareholders receive stock rather than cash. Upon completion of the merger, Arch shareholders will own approximately 72.5% and Metrocall shareholders will own approximately 27.5% of the new company on a fully diluted basis and there will be approximately 27.495 million shares of new holding company common stock outstanding on a fully diluted basis.

The boards of directors of both companies have approved the proposed merger transaction. It is currently contemplated that the merger would close in the second half of 2004, promptly following receipt of shareholder and regulatory approval.

The foregoing description of the transaction and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as an Exhibit to this Current Report on Form 8-K and incorporated by reference herein. A copy of the press release issued by Arch and Metrocall is also attached as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits.

2.1	Agreement and Plan of Merger, by and Among Wizards-Patriots Holdings, Inc., Wizards Acquiring Sub, Inc., Metrocall Holdings, Inc. and Arch Wireless, Inc., dated as of March 29, 2004.

99.1	Press release of Arch Wireless, Inc. and Metrocall Holdings, Inc. dated March 29, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 31st day of March 2004.

ARCH WIRELESS, INC.
BY: /s/ J. Roy Pottle
Name:	J. Roy Pottle
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and Among Wizards-Patriots Holdings, Inc., Wizards Acquiring Sub, Inc., Metrocall Holdings, Inc. and Arch Wireless, Inc., dated as of March 29, 2004.

99.1	Press release of Arch Wireless, Inc. and Metrocall Holdings, Inc. dated March 29, 2004